As filed with the Securities and Exchange Commission on November 16, 2018.	Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
LivaNova PLC
(Exact name of Registrant as specified in its charter)
_________________________

England and Wales	98-1268150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 Eastbourne Terrace London, United Kingdom	W2 6LG
(Address of Principal Executive Offices)	(Zip Code)
_________________________

LivaNova Global Employee Share Purchase Plan
(Full title of the plan)
_________________________

Company Secretariat
LivaNova Plc
c/o
LivaNova USA, Inc.
100 Cyberonics Blvd.
Houston, Texas 77058
United States
(Name and Address of agent of service)
(281) 228-7200
(Telephone number, including area code, of agent of service)
_________________________
With a copy to:
Abby E. Brown
Squire Patton Boggs (US) LLP
2550 M Street, Northwest
Washington, DC 20037
(202) 457-6000
_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value £1.00 per share	2,500,000	$117.00(2)	$292,500,000	$35,451.00

(1)
This registration statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), also covers an indeterminate number of additional Ordinary Shares, par value £1.00 per share of LivaNova PLC (the “Ordinary Shares”) with respect to the shares registered hereunder as may be issued to prevent dilution in the event of a stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described above.

(2)
Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Ordinary Shares on November 12, 2018, as reported by the NASDAQ Global Market LLC, which was $117.00 per Ordinary Share.

_________________________

EXPLANATORY NOTE
This Registration Statement registers 2,500,000 ordinary shares, par value £1.00 per share (the “Ordinary Shares”), of LivaNova PLC (the “Registrant”) reserved for issuance under the Registrant’s Global Employee Share Purchase Plan (the “2018 ESPP”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Note to Part I of Form S-8.

Item 2.         Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission pursuant to the Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents By Reference.

The following documents filed by the Registrant with the Commission are incorporated into this Registration Statement by reference:

(i)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 28, 2018 (including the information specifically incorporated by reference therein from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 30, 2018);

(ii)
the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the Commission on May 3, 2018, August 2, 2018 and November 1, 2018, respectively;

(iii)
the Registrant’s Current Reports on Form 8-K filed with the Commission on January 16, 2018, February 12, 2018, February 14, 2018, March 8, 2018, March 16, 2018, March 26, 2018, April 4, 2018, April 30, 2018, May 31, 2018, June 15, 2018 and October 22, 2018;

(iv)	the Registrant’s Current Report on Form 8-K/A filed with the Commission on May 31, 2018; and

(v)
the description of the Registrant's Ordinary Shares contained in the Registrant's Registration Statement on Form S-4 filed with the Commission on April 20, 2015, including any amendment or report filed for the purpose of updating such description.

Other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.
The Registrant is currently a public limited company organized under the laws of England and Wales. Chapter 7 of Part 10 of the U.K. Companies Act 2006 contains provisions relating to directors’ liability. All statutory references in this Item 6 are to the U.K. Companies Act 2006.
Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.
Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except if permitted as:
(a) liability insurance within Section 233;
(b) qualifying third-party indemnity provisions falling within Section 234; or
(c) qualifying pension scheme indemnity provision under Section 235.
Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company. The Registrant maintains director and officer insurance in customary amounts.
Section 234 allows the Registrant to provide an indemnity against liability incurred by a director to someone other than the Registrant or an associated company of the Registrant. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the U.K. Companies Act 2006.
Section 235 allows the Registrant to provide indemnification to a director that is a trustee of an occupational pension scheme if joint liability incurred in connection with the Registrant’s activities as trustee of the scheme. Such provision does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.
Any indemnity provided under Section 234 or Section 235 must be disclosed in the Registrant’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the Registrant can be ratified, in accordance with Section 239, by a resolution of the members of the Registrant, disregarding the votes of the director (if a member) and any connected member.
The Registrant’s Amended Articles of Association provide that, subject to the U.K. Companies Act 2006, the Registrant may indemnify any person who is or was a director of the Registrant (or any associated company) against any loss or liability incurred by him whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Registrant (or any associated company), and any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, against any liability incurred by him in connection with the Registrant’s activities as trustee of an occupational pension scheme.
The Registrant’s Amended Articles of Association also provide that, subject to the U.K. Companies Act 2006, the Registrant may purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of the Registrant, or any corporate entity which is or was the holding company or subsidiary of the Registrant (or with which the Registrant or such holding company or subsidiary has or had an interest in or is or was in any way allied or associated). This includes, without limitation, insurance against any loss or liability or any expenditure such director, officer or employee may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the Registrant or the relevant body.
The Registrant has entered into deeds of indemnity (the “Deeds of Indemnification”) with certain directors and officers of the Registrant. Other than in connection with (i) liabilities determined to be result of fraud, gross negligence or willful misconduct or (ii) unauthorized claims initiated by the officer or director against the Registrant or its officers, directors or employees, the Deeds of Indemnification provide indemnification to such directors and officers to the fullest extent permitted by law arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of such person’s powers, duties or responsibilities as a director or officer of the Registrant or any of its subsidiaries. Further, pursuant to the Deeds of Indemnification, the Registrant agrees to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Deeds of Indemnification. The Deeds of Indemnification indicate that the Registrant shall maintain appropriate directors and officers liability insurance, to the extent reasonable and also provide procedures for requesting and obtaining indemnification and advancement of expenses.
On March 23, 2015, the Registrant, Cypher Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), Sorin S.p.A., a joint stock company organized under the laws of Italy (“Sorin”), and Cyberonics, Inc., a Delaware corporation (“Cyberonics”), entered into a merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, Sorin merged with and into the Registrant, with the Registrant continuing as the surviving company (the “Sorin Merger”). Immediately following the Sorin Merger, Merger Sub merged with and into Cyberonics, with Cyberonics continuing as the surviving company and as a wholly owned subsidiary of the Registrant (the “Cyberonics Merger”). We refer to the Sorin Merger and the Cyberonics Merger together as the “Mergers.” Subsequently, effective June 30, 2017, Cyberonics changed its name to LivaNova USA, Inc.
The Merger Agreement provides that, from and after the completion of the Mergers, the Registrant and the Cyberonics Merger surviving corporation (in the case of directors, officers, employees and agents of Cyberonics and its subsidiaries), and the Registrant or one of its subsidiaries, to the extent required by law and for a period of six (6) years following the Sorin Merger effective time (in the case of directors, officers, employees and agents of Sorin and its subsidiaries), will indemnify and hold harmless, to the fullest extent permitted under applicable law (and advance expenses as incurred, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) each present and former director, officer, employee and agent of Cyberonics, Sorin or any of their subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer, employee or agent of Sorin or its subsidiaries at or prior to the Sorin Merger effective time, or of Cyberonics or any of its subsidiaries at or prior to the Cyberonics Merger effective time.
The Merger Agreement further provides that, for a period of not less than six years after completion of the Mergers, the articles of association, certificates of incorporation and by-laws of the Registrant, the Cyberonics Merger surviving corporation and their respective subsidiaries will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses to directors, officers, employees and agents than those set forth in Sorin’s, Cyberonics’ and their respective subsidiaries’ certificate of incorporation, by-laws or other equivalent organizational documents as of the date of the letter of intent, except as may be required by applicable law. The contractual indemnification rights, if any, existing as of the date of the letter of intent, of the directors, officers, employees and agents of Sorin and Cyberonics will be assumed by the Registrant and Cyberonics and will continue in full force and effect in accordance with their terms following the completion of the Mergers.
Additionally, for the benefit of Sorin’s and Cyberonics’ former directors and officers, prior to completion of the Mergers, Cyberonics and Sorin will be permitted and, if Cyberonics or Sorin are unable to or do not do so, the Registrant will or will cause the Cyberonics Merger surviving corporation following the completion of the Mergers to, as applicable, obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance and indemnification policy that provides coverage for a period of six (6) years from the effective times for events occurring prior to the effective times, that is no less favorable in the aggregate than Cyberonics’ existing policies, except as may be required by law, and that has a cost not in excess of 300% of the last annual premiums paid by Sorin or Cyberonics, as the case may be, prior to the date of the Merger Agreement for the directors’ and officers’

insurance currently in place in effect for such party as of the date of the Merger Agreement. In the event the annual premiums necessary to provide such coverage exceed 300% of the last annual premium paid prior to the date of the Merger Agreement, the Registrant or Cyberonics, as the case may be, will obtain a policy with the greatest amount of coverage available for a cost not to exceed such amount.

In the event either the Registrant or Cyberonics (or both) later consolidates with or merges into another person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to another person, then proper provision will be made such that the surviving or continuing company will assume the indemnification and insurance obligations of the Registrant and/or Cyberonics, as the case may be, set forth in the Merger Agreement.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are described below.

Exhibit Number	Exhibit

4.1
Amended Articles of Association of LivaNova PLC, effective as from June 14, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, filed on February 28, 2018 (File No. 001-37599))

5.1	Opinion of Squire Patton Boggs (US) LLP (filed herewith)

23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers S.p.A (filed herewith)

23.3	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (see signature page)

99.1	LivaNova Global Employee Share Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 2, 2018 (File No. 001-37599))

Item 9.         Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on November 16, 2018.

LivaNova PLC

By:	/s/ Damien McDonald
Damien McDonald
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keyna Skeffington as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Damien McDonald	Director and Chief Executive Officer (Principal Executive Officer)	November 16, 2018
Damien McDonald

/s/ Thad Huston	Chief Financial Officer (Principal Financial Officer)	November 16, 2018
Thad Huston

/s/ Doug Manko	Chief Accounting Officer (Principal Accounting Officer)	November 16, 2018
Doug Manko

/s/ Daniel J. Moore	Chairman of the Board of Directors	November 16, 2018
Daniel J. Moore

/s/ Francesco Bianchi	Director	November 16, 2018
Francesco Bianchi

/s/ William A. Kozy	Director	November 16, 2018
William A. Kozy

/s/ Hugh M. Morrison	Director	November 16, 2018
Hugh M. Morrison

/s/ Alfred J. Novak	Director	November 16, 2018
Alfred J. Novak

/s/ Sharon O’Kane	Director	November 16, 2018
Sharon O’Kane

/s/ Arthur L. Rosenthal	Director	November 16, 2018
Arthur L. Rosenthal

/s/ Andrea L. Saia	Director	November 16, 2018
Andrea L. Saia

/s/ David Wise	Authorized Representative in the United States	November 16, 2018
David Wise

THE PLAN
Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of London, United Kingdom, on November 16, 2018.

LivaNova Global Employee Share Purchase Plan

By:	/s/ LivaNova PLC
LivaNova PLC
Plan Administrator

By:	/s/ Keyna Skeffington
Keyna Skeffington
Senior Vice President, General Counsel on behalf of the Compensation Committee of the Board of Directors